Exhibit 3.34.1

CERTIFICATE OF INCORPORATION

OF

ET WAYNE FINANCE, INC.,

a Delaware corporation

FIRST: The name of this Corporation (hereinafter called the “Corporation”) is ET Wayne Finance, Inc.

SECOND: The address, including street, number, city, and county of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to serve as the “Independent Manager” and “Independent Member” (in accordance with, and as such terms are defined in, the limited liability company operating agreement) of ET Wayne Finance, L.L.C., a Delaware limited liability company (together with any successor thereto organized as a limited liability company and that designates the Corporation as its “Independent Manager” and “Independent Member” in the limited liability company operating agreement of such successor, the `”Company”) and to own the non-equity membership interests in the Company held by the Independent Member thereof. The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts, and activities. Notwithstanding anything contained herein to the contrary, the Corporation shall not engage in any business, and it shall have no purpose, unrelated to the foregoing, and shall not acquire any real property or own assets other than those related to the non-equity membership interests in the Company or otherwise in furtherance of the purposes of the Corporation.

The Corporation will not voluntarily incur, create, or assume any indebtedness, other than unsecured trade payables and operating expenses of up to $50,000 outstanding at any time that are incurred in the ordinary course of the Corporation’s business as described above and are paid within sixty (60) days after they are incurred.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Hundred (100), all of which are without par value (the “Common Stock”). All such shares are of one class and are Common Stock.

FIFTH: The name and the mailing address of the incorporator is as follows:

Name	Mailing Address
M.C. Kinnamon	The Corporation Trust Company 1209 Orange Street Wilmington, Delaware 19805

SIXTH: The Corporation is to have perpetual existence.

SEVENTH: The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. Unless and except to the extent that the Bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. So long as any Debt (as defined hereinbelow) secured by the Mortgage and Security Agreement (the “Mortgage”) to be granted by ET Sub-Wayne I Limited Partnership, L.L.P. to Morgan Guaranty Trust Company of New York (the “Lender”) is outstanding (the “Covered Period”), at least one of the directors of the Corporation shall be a person (the “Independent Director”) who is not, and has not been within the past five (5) years, and will not be while serving: (i) an officer, director, general partner, manager, employee, or an owner of any equity securities of the Corporation or any of its Affiliates (other than an owner of a de minimis amount of the equity securities of any Affiliate of the Corporation which has a class of securities registered under the Securities Act of 1934); (ii) a customer of, or supplier or service provider (including professionals) that receives any of its revenues from its activities with the Corporation or any Affiliate of the Corporation, such that such individual’s annual revenues derived from the Corporation and Affiliates of the Corporation exceeds 1% of such individual’s aggregate annual revenues; (iii) a Person controlling or under the common control of any such equity owner, supplier, customer, or service provider; or (iv) a spouse, parent, sibling, child or grandchild of any person described in (i), (ii) or (iii); provided, however, that a Person shall not be deemed to be a director or manager of an Affiliate of the Corporation solely by reason of serving as an independent director, independent manager or independent member of another single purpose entity that is an Affiliate of the Corporation; and provided further, that a Person shall not be disqualified from being the Independent Director solely by reason of such Person serving as an independent director or manager of another single purpose entity that would otherwise be deemed to be an Affiliate because they are under common control. “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the foregoing definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

For purposes hereof, the term “Person” shall mean a natural person, partnership (whether general or limited), trust, estate, association, corporation, limited liability company, unincorporated organization, custodian, nominee or any other individual or entity in its own or any representative capacity. For purposes hereof, the term “Debt” shall have the meaning ascribed thereto in the Mortgage.

During the Covered Period, the Independent Director may only be removed for cause pursuant to the procedures for removal of directors set forth in the Bylaws of the Corporation.

If the Independent Director should resign, be removed or become incapacitated, the Corporation shall use its reasonable best efforts to nominate another person as Independent Director; provided, however, that during the interim period in which the Corporation does not have an Independent Director, the Corporation may not vote to take any action described in Article EIGHTH below. The position of Independent Director shall not be eliminated even if vacated.

The directors of the Corporation shall be required, in the exercise of their reasonable business judgment, to consider the interests of the creditors of the Corporation in taking all corporate action.

EIGHTH: During the Covered Period, the Corporation shall not, without the affirmative vote of all of the members of the Board of Directors, including the Independent Director, institute proceedings to be adjudicated bankrupt or insolvent or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any corporate action in furtherance of any such action.

The Corporation shall not, during the Covered Period, notwithstanding anything to the contrary contained herein —

(a)	vote to dissolve, liquidate, consolidate, merge, sell or transfer ownership interests in all or substantially all of the Corporation’s assets;

(b)	vote to dissolve, liquidate, consolidate, merge or sell all or substantially all of the assets of the Company;

(c)	amend Articles THIRD, SIXTH, SEVENTH, EIGHTH, NINTH, ELEVENTH and FOURTEENTH of this Certificate of Incorporation;

(d)	vote to amend the organizational documents of the Company so as to permit the Company to engage in any business not currently being conducted by the Company or to acquire assets other than assets related to such business, under conditions or in a manner that would violate the underlying organizational documents of the Company;

(e)	engage in any business activity except as described in Article THIRD above;

(f)	commence any case or proceeding or other action relating to bankruptcy, insolvency, reorganization or relief of debtors, or seek to have any order for relief entered with respect to the Company, or seek to adjudicate the Company bankrupt or insolvent or seek reorganization, arrangement, adjustment, composition, or other relief with respect to the Company or the debts of the Company or make a general assignment for the benefit of creditors of the Company without the affirmative vote of all of the members of the Board of Directors, including the Independent Director, and no executive committee of the Board of Directors shall have any authority to take such action on behalf of the Board of Directors without the affirmative vote of all of the members of the Board of Directors, including the Independent Director; or

(g)	vote to withdraw as the Independent Manger or Independent Member of the Company.

NINTH: The Corporation shall at all times observe the applicable legal requirements for the recognition of the Corporation as a legal entity separate from the Company and each holder of the Common Stock and any other person or entity, including, without limitation, as follows:

(i) Notwithstanding anything to the contrary contained herein, and during the Covered Period, the Corporation, will —

(a)	maintain its books and records and bank accounts separate from those of any other Person (except that, for accounting and reporting purposes, the Corporation may be included in the consolidated financial statements of an equity owner of the Corporation in accordance with generally accepted accounting principles);

(b)	maintain an arm’s length relationship with its shareholders, other Affiliates and any other party furnishing services to it;

(c)	maintain its books, records, resolutions and agreements as official records;

(d)	conduct its business in its own name and through its own authorized officers and agents;

(e)	prepare and maintain its financial statements, accounting records and other corporation documents separate from those of any other Person (except for inclusion in consolidated financial statements of an equity owner, as described in clause (a) above);

(f)	except as contemplated under the provisions of clause (h) below, pay its own liabilities out of its own funds and other assets;

(g)	observe all corporate formalities necessary to maintain its identity as an entity separate and distinct from all of its Affiliates;

(h)	participate in the fair and reasonable allocation, and pay its share, of any and all overhead expenses and other common expenses for facilities, goods or services provided to multiple entities;

(i)	use its own stationery, invoices and checks (except when acting in a representative capacity, in which event such capacity shall be disclosed);

(j)	hold and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person (except for inclusion in consolidated financial statements of an equity owner, as described in clause (a) above);

(k)	deposit all of its funds in checking accounts, savings accounts, time deposits or certificates of deposit in its own name or invest such funds in its own name;

(l)	hold its assets in its own name;

(m)	maintain adequate capital for the conduct of its business;

(n)	continue to serve as the Independent Manager of, and own the non-equity membership interest, in the Company until the Debt under the Mortgage is paid in full; and

(o)	maintain a sufficient number of employees (which may be zero) in light of its contemplated business and pay their salaries out of its own funds.

(ii) Notwithstanding anything to the contrary contained herein, and during the Covered Period, the Corporation will not —

(a)	seek or consent to any dissolution, winding up, liquidation, consolidation, merger or sale of all or substantially all of its assets;

(b)	fail to correct any known misunderstanding regarding its separate identity;

(c)	commingle its funds or other assets with those of any other Person;

(d)	assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(e)	acquire obligations or securities of its shareholders;

(f)	pledge any of its assets for the benefit of any other Person, except as otherwise permitted by the Mortgage;

(g)	make any loans to any other Person or buy or hold evidence of indebtedness issued by any other Person;

(h)	identify any of its shareholders or other Affiliates as a division or part of it (except for inclusion in consolidated financial statements of an equity owner);

(i)	engage (either as transferor or transferee) in any material transaction with any Affiliate other than for fair value and on terms similar to those obtainable in arms-length transactions with unaffiliated parties, or engage in any transaction with any Affiliate involving any intent to hinder, delay or defraud any entity;

(j)	engage in any business activity or operate for any purpose other than as stated in Article THIRD;

(k)	fail to file separate federal or state income tax returns, if required by applicable law;

(l)	have or create any subsidiaries, or hold any equity interest in any other Person.

TENTH: In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law (the “DGCL”), the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the Bylaws of the Corporation.

ELEVENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing in this Article ELEVENTH shall eliminate or limit the liability of any director (a) for any breach of the directors duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for the types of liability set forth in Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

TWELFTH: To the extent permitted by law, the Corporation shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, provided that the indemnitee acted in good faith, in a manner reasonably believed to be in or not opposed to the best interests of the Corporation and without reasonable cause to believe his or her conduct was unlawful, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

The Corporation may advance expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to indemnification under this Article TWELFTH.

The Corporation may advance expenses (including attorneys’ fees) incurred by an employee or agent in advance of the final disposition of such action, suit or proceeding upon such terms and conditions, if any, as the Board of Directors deems appropriate.

THIRTEENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the DGCL, as the same may be amended and supplemented.

FOURTEENTH: During the Covered Period, no direct or indirect transfer of stock in the Corporation may be made such that the transferee owns, in the aggregate with ownership interests of its Affiliates and family members, more than a 49% interest in the Corporation, or that would violate any provision of the Mortgage, unless such transfer is approved by the Lender, conditioned upon the delivery of an acceptable non-consolidation opinion and upon confirmation from the applicable rating agencies that such a transfer will not result in a qualification, withdrawal or downgrade of any rating assigned to any outstanding mortgage-backed securities relating to the Mortgage; provided, however, that the foregoing provisions of this Article FOURTEENTH shall not apply to any indirect transfer of the stock of the Corporation resulting from the transfer of stock or other ownership interests in, or a merger, consolidation or other business combination involving (i) any direct or indirect owner of stock of the Corporation whose stock or other ownership interests are traded on a national securities exchange, or (ii) any direct or indirect owner of stock or ownership interests in an entity referred to in clause (i) of this proviso.

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IN WITNESS WHEREOF, the undersigned, being the Incorporator hereinabove named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, hereby certifies that the facts hereinabove stated are truly set forth, and accordingly executes this Certificate of Incorporation this 1st day of November, 1999.

INCORPORATOR

Name:	/s/ M. C. Kinnamon
M.C. Kinnamon